ARTICLES SUPPLEMENTARY
                        ACACIA CAPITAL CORPORATION

     FIRST: Acacia Capital Corporation (the "Corporation"), whose mailing address is 4550 Montgomery Avenue, Suite 1000N, Bethesda, MD 20814, does hereby increase the number of authorized shares of stock of the Corporation's various classes in accordance with Sections 2-105(c) and 2-208.1 of the Corporations and Associations Article of the Laws of the State of Maryland.

     SECOND: The Corporation is registered as an open-end company under the Investment Company Act of 1940.

     THIRD: Immediately prior to this action, the total number of shares of stock of all classes ("portfolios"), which the Corporation is authorized to issue is One Hundred Million (100,000,000) shares of stock. The par value of each share is One Dollar ($1.00). The aggregate par of all the shares of all the portfolios is $100,000,000. Each portfolio was allocated the following number of authorized shares:

         CRI Balanced Portfolio                         92,000,000
         CRI Money Market Portfolio                      5,000,000
         CRI Global Equity Portfolio                     1,000,000
         CRI Capital Accumulation Portfolio              1,000,000
         CRI Strategic Growth Portfolio                  1,000,000

         TOTAL SHARES AUTHORIZED                       100,000,000

     FOURTH: The Board of Directors has approved the increase in authorized shares among the Corporation's portfolios in accordance with Section 2-105(c) and 2-208.1 of the Corporations and Associations Article of the Laws of the State of Maryland. The par value of each share is $1.00. The aggregate par value of all the shares of all the portfolios is $325,000,000. After the respective increase of authorized shares, each of the portfolios below has been allocated shares as follows:

         CRI Balanced Portfolio                       300,000,000
         CRI Money Market Portfolio                    10,000,000
         CRI Global Equity Portfolio                    5,000,000
         CRI Capital Accumulation Portfolio             5,000,000
         CRI Strategic Growth Portfolio                 5,000,000

         TOTAL SHARES AUTHORIZED                      325,000,000


     IN WITNESS WHEREOF, Acacia Capital Corporation has caused this Articles Supplementary to be signed in its name and on its behalf by its Vice President on this 19th day of March 1997. Under penalties of perjury, the matters and facts set forth herein are true in all material respects.

                         Acacia Capital Corporation

                         Acknowledgment:
                                                          Reno J. Martini
                                                          Senior Vice President


                         ATTEST:
                                                          Susan Walker Bender
                                                          Assistant Secretary